Transition Agreement and Release
This Transition Agreement and Release (“Agreement”) is made by and between John Leaman, M.D. (“Executive”) and Selecta Biosciences, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of March 6, 2019 (the “Effective Date”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of October 26, 2017 (the “Employment Agreement”); and
WHEREAS, in connection with Executive’s termination of employment with the Company, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to defense or indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”). The Company agrees not to contest Executive’s application for unemployment benefits; provided that nothing herein shall prohibit the Company from responding truthfully to requests for information from, or require the Company to make any false or misleading statements to, any governmental authority.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.    Termination; Services; Compensation.
(a)    Executive’s employment with the Company and its subsidiaries will terminate on (i) March 31, 2019 or (ii) such earlier date as Executive’s employment is terminated in accordance with the terms of this Agreement (the actual date of Executive’s termination of employment, the “Separation Date”). As of the Separation Date, Executive will cease to serve as an employee, director, officer or in any other position with the Company and its subsidiaries and will cease to exercise or convey any authority (actual, apparent or otherwise) on behalf of the Company and its subsidiaries. During the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”), Executive will continue performing substantially the same duties and responsibilities as Executive has historically provided to the Company or as are otherwise reasonably requested by the Company from time to time. Executive will perform Executive’s duties during the Transition Period in substantially the same manner and with substantially the same effort, time commitment and level of care as Executive has historically performed duties for the Company prior to the Effective Date.
(b)    During the Transition Period, Executive will continue receiving Executive’s Annual Base Salary at the same rate that applies on the Effective Date and will remain eligible to participate in the Company’s employee benefit plans to the same extent as Executive is eligible as of the Effective Date, subject to the terms and conditions of such employee benefit plans as in effect from time to time.
(c)     Executive’s employment with the Company will at all times remain terminable by either Executive or the Company at will and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of the Company or interferes with or restricts the rights of the Company to discharge or terminate the services of Executive at any time for any or no reason, with or without Cause, subject to the provisions of Section 2.
2.    Severance Payments; Salary and Benefits.
(a)     The Company agrees to provide Executive with the severance payments and benefits described in Section 2(b) below, payable at the times set forth in, and subject to the terms and conditions of, such Section. In addition, upon termination of Executive’s employment for any reason, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
(b)    If Executive remains continuously employed by the Company through March 31, 2019 or if the Company terminates Executive’s employment on or prior to March 31, 2019 for reasons other than Cause or Executive’s death, Disability or material breach of this Agreement, then subject to Executive’s continued compliance with the Restrictive Covenant Agreement and Executive’s execution and delivery to the Company of the release of claims attached hereto as Addendum 1 (the “Bring-Down Release”) within 30 days following the Separation Date (and the Bring-Down Release becoming effective and irrevocable), Executive will be entitled to the following payments and benefits:
(i)     continued payment of Executive’s Annual Base Salary during the period commencing the day after the Separation Date and ending December 31, 2019 (the “Severance Period”) in accordance with the Company’s normal payroll practices, provided that payment of such amounts will commence on the Company’s next regular payday (the date of such payday, the “First Payment Date”) following the effective date of the Bring-Down Release (with the first payment including all amounts that would otherwise have been earlier paid);
(ii)     $97,500 payable in the form of a lump sum payment on the First Payment Date;
(iii)    if Executive elects to receive continued medical, dental and/or vision coverage under one or more of the Company’s group healthcare plans pursuant to COBRA, the Company shall directly pay the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on the Separation Date and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may alter the manner in which medical, dental or vision coverage is provided to Executive after the Separation Date so long as such alteration does not increase the after-tax cost to Executive of such benefits; and
(iv)    immediate vesting of any outstanding unvested stock options held by Executive as of the Separation Date that would have vested based solely on Executive’s continued service if Executive had continued providing services over the Severance Period and the right to exercise any vested stock options (after giving effect to the foregoing accelerated vesting) held by Executive as of the Separation Date shall be extended until March 31, 2020, subject in all events to earlier termination in connection with a corporate transaction or event in accordance with the terms of such stock options.
3.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns (collectively, the “Employee Parties”), other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

(a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(e)    any and all claims for violation of the federal or any state constitution;
(f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
(h)    any and all claims arising out of the wage and hour and wage payment laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and
(i)    any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to such governmental agency or entity), Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other individual relief from the Company or any other Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s rights under applicable law, and any Retained Claims.

4.    Whistleblower Protections; Trade Secrets. Nothing in this Agreement, the Restrictive Covenant Agreement or any other prior agreement between Executive and the Company (together, the “Subject Documents”) prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002 or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) Executive shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
6.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
7.    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.
8.    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(a)    If to the Company, to the General Counsel of the Company at the Company’s headquarters, or, if the Company does not have a General Counsel, to the Legal Department of the Company,
(b)    If to Executive, to the last address that the Company has in its personnel records for Executive, or
(c)    at any other address as any Party shall have specified by notice in writing to the other Party.
9.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.
10.    Restrictive Covenant Agreement. Executive agrees to continue to abide by the terms of the Restrictive Covenant Agreement, which are hereby incorporated by reference into this Agreement. Executive acknowledges that Executive’s obligations under the Restrictive Covenant Agreement will survive the termination of Executive’s employment for the periods set forth in the Restrictive Covenant Agreement.
11.    Withholding. The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes or deductions that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.
12.    Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation payable under this Agreement that is designated as payable upon Executive’s termination of employment will be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). Executive’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A.
13.    Section 280G. This Agreement shall be subject to the provisions of Section 8 of the Employment Agreement, mutatis mutandis.
14.    Entire Agreement; Counterparts. This Agreement, together with the Restrictive Covenant Agreement, sets forth the entire agreement between the Parties hereto and supersedes any prior agreements or understandings between the Parties pertaining to the subject matter hereof, including without limitation the Employment Agreement. The failure of any Party at any time to require the performance by any other Party of any provision hereof will in no way affect the full right to require such performance at any time thereafter, nor will the waiver by any Party of a breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original but together will constitute one document. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email transmission will be effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

/s/ John Leaman, M.D.
John Leaman, M.D.

SELECTA BIOSCIENCES, INC.

By:	/s/ Carsten Brunn, Ph.D.
Name: Carsten Brunn, Ph.D.
Title: President and Chief Executive Officer

Addendum 1

Release of Claims
Reference is made to the Transition Agreement and Release, dated as of March 6, 2019, to which this Release of Claims is attached (the “Agreement”). Capitalized terms used but not defined in this Release of Claims will have the meanings given to them in the Agreement.
For and in consideration of the payment to me of the benefits described in Section 2(b) of the Agreement, I, on my own behalf and on behalf of the Employee Parties, hereby and forever release the Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date I execute this Release of Claims, provided that this Release of Claims does not release claims that cannot be released as a matter of law, including, but not limited to, my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to such governmental agency or entity), my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that my release of claims herein bars me from recovering monetary or other individual relief from the Company or any other Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the Separation Date, pursuant to written terms of any employee benefit plan of the Company or its affiliates and my rights under applicable law, and any Retained Claims (collectively, the “Executive’s Retained Claims”).
I have read this Release of Claims carefully and have been advised to consult with any attorney and any other advisors of my choice prior to executing this Release of Claims, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any claims against the Releasees other than the Executive’s Retained Claims. I understand and acknowledge that I am waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. I understand and agree that this Release of Claims does not apply to any rights or claims that may arise under the ADEA after the date I sign this Release of Claims. I understand and acknowledge that the consideration given for this Release of Claims is in addition to anything of value to which I was already entitled. I further understand and acknowledge that I have been advised by this writing that: (a) I have 21 days within which to consider this Release of Claims; (b) I have 7 days following my execution of this Release of Claims to revoke this Release of Claims by delivering written notice to the Company; (c) this Release of Claims will not be effective until after the foregoing revocation period has expired; and (d) nothing in this Release of Claims prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event that I sign this Release of Claims and return it to the Company in less than the 21 day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Release of Claims. I have not been forced or pressured in any manner to sign this Release of Claims, and I agree to all of its terms voluntarily.
This Release of Claims is final and binding and may only be amended in a writing signed by me and a duly authorized officer of the Company. Sections 7, 8 and 9 of the Agreement will apply to this Release of Claims mutatis mutandis.

For the avoidance of doubt, this Release of Claims does not replace or in any way limit the general release and waiver in Section 3 of the Agreement.

Executed: March 6, 2019

/s/ John Leaman, M.D.
John Leaman, M.D.